                            ASSET PURCHASE AGREEMENT



                                Between and Among



                    HemaSure Inc., HemaPharm Inc., HemaPharm A/S



                                       and



                                Novo Nordisk A/S






                                   May 2, 1996

                                TABLE OF CONTENTS

                                                                            Page

         ARTICLE I - THE PURCHASE..................................

              1.1      Purchase and Sale of Assets.................
              1.2      Assumption of Liabilities...................
              1.3      Purchase Price..............................
              1.4      The Closing.................................
              1.5      Allocation..................................
              1.6      Further Assurances..........................

         ARTICLE II - REPRESENTATIONS AND WARRANTIES
                            OF THE SELLER..........................

              2.1      Organization, Qualification and
                         Corporate Power...........................
              2.2      Authority...................................
              2.3      Noncontravention............................
              2.4      Financial Statements........................
              2.5      Absence of Certain Changes..................
              2.6      Undisclosed Liabilities.....................
              2.7      Ownership and Condition of Assets...........
              2.8      Owned Real Property.........................
              2.9      Intellectual Property.......................
              2.10     Inventory...................................
              2.11     Real Property Leases........................
              2.12     Contracts...................................
              2.13     Insurance...................................
              2.14     Litigation..................................
              2.15     Product Warranty............................
              2.16     Employees...................................
              2.17     Employee Benefits...........................
              2.18     Environmental Matters.......................
              2.19     Legal Compliance............................
              2.20     Permits and Regulatory Approvals............
              2.21     Certain Business Relationships
                       With Affiliates.............................
              2.22     Books and Records...........................
              2.23     Customers...................................
              2.24     Government Contracts........................
              2.25     Disclosure..................................


         ARTICLE III - EMPLOYEES...................................

              3.1      Buyer's Succession..........................
              3.2      Division of Obligations and Liabilities.....

              3.3      Employees whose Employment has Terminated...
              3.4      Employee Benefits to be provided by
                         Seller after Closing......................
              3.5      Salary Reduction............................

         ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF THE BUYER,
                          HEMASURE AND HEMAPHARM...................

              4.1      Organization................................
              4.2      Authorization of Transaction................
              4.3      Noncontravention............................
              4.4      Securities and Exchange Commission Filings..
              4.5      Registration with VAT Authorities...........

         ARTICLE V - TRANSFER STATEMENT............................

              5.1      Preparation of Transfer Statement...........
              5.2      Payment of the Balance of the Transfer
                         Statement.................................
              5.3      Disputes....................................

         ARTICLE VI - CONDITIONS TO CLOSING........................

              6.1      Conditions to Obligations of the Buyer......
              6.2      Conditions to Obligations of the Seller.....

         ARTICLE VII - POST-CLOSING COVENANTS......................

              7.1      Proprietary Information.....................
              7.2      Solicitation and Hiring.....................
              7.3      Non-Competition.............................
              7.4      Sharing of Data.............................
              7.5      Audit ......................................
              7.6      Use of Names................................
              7.7      Permits.....................................
              7.8      Addition Capitalization.....................
              7.9      Secondary Names.............................
              7.10     Consents....................................
              7.11     Affiliate Services..........................
              7.12     Recall or Withdrawal of Products............
              7.13     VAT Notification............................

         ARTICLE VIII - INDEMNIFICATION............................

              8.1      Indemnification.............................
              8.2      Method of Asserting Claims..................
              8.3      Survival....................................
              8.4      Limitations.................................

         ARTICLE IX - RIGHT OF FIRST OFFER.........................

         ARTICLE X - DEFINITIONS...................................

         ARTICLE XI - MISCELLANEOUS................................

              11.1     Press Releases and Announcements............
              11.2     Arbitration.................................
              11.3     No Third Party Beneficiaries................
              11.4     Entire Agreement............................
              11.5     Succession and Assignment...................
              11.6     Counterparts................................
              11.7     Headings....................................
              11.8     Notices.....................................
              11.9     Governing Law...............................
              11.10    Amendments and Waivers......................
              11.11    Severability................................
              11.12    Expenses....................................
              11.13    Incorporation of Exhibits and Schedules.....


          Exhibit A -   Form of Raw Materials Convertible Promissory Note

          Exhibit B -   Form of Work-in-Process Promissory Note

          Exhibit C -   Form of Technical and Administrative Service
                        Agreement

          Exhibit D -   Form of Sales Services Agreement

          Exhibit E -   Form of Sublease Agreement for Premises

          Exhibit F -   Form of Sublease Agreement for Warehouse

          Exhibit G-1 - HemaSure Registration Rights Agreement

          Exhibit G-2 - HemaPharm Registration Rights Agreement

          Exhibit H -   Form of Opinion of Counsel to the Seller

          Exhibit I -   Form of Opinion of Counsel to the Buyer

                            ASSET PURCHASE AGREEMENT


     Agreement entered into as of May 2, 1996 between and among HemaSure Inc., a Delaware corporation with its principal place of business at 33 Locke Drive, Marlborough, MA, 01752 USA ("HemaSure"), HemaPharm Inc., a Delaware corporation and a wholly owned subsidiary of HemaSure (the "Buyer"), HemaPharm A/S, a corporation organized under the laws of Denmark and a wholly owned subsidiary of the Buyer ("HemaPharm"), and Novo Nordisk A/S, a corporation organized under the laws of Denmark with its principal place of business at Novo Alle, DK-2880, Bagsvard, Denmark (the "Seller"). The Buyer, the Seller, HemaSure and HemaPharm are referred to collectively herein as the "Parties."

     This Agreement contemplates a transaction in which the Buyer desires to purchase, and the Seller desires to sell, the business and assets comprising the Seller's Plasma Product Unit (the "Business") for the consideration set forth below and the assumption of certain of the Seller's liabilities relating to the Business set forth below, subject to the terms and conditions of this Agreement.

     Now, therefore, in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows.

                                    ARTICLE I

                                  THE PURCHASE

     1.1 PURCHASE AND SALE OF ASSETS. Upon and subject to the terms and conditions of this Agreement, including without limitation Section 1.3(c) herein, the Buyer shall purchase from the Seller, and the Seller shall sell, transfer, convey, assign and deliver to the Buyer, at the Closing (as defined in Section 1.4(a)) and effective as of March 1, 1996 (the "Transfer Date"), for the consideration specified below in this Article I, all right, title and interest in and to all of the assets identified below (collectively, the "Acquired Assets"):

     (a) all inventories of raw materials consisting of the frozen, unprocessed, uncut plasma in cold storage (the "Raw Materials"), work-in-process and finished goods, supplies, packaging materials and similar items (collectively, the "Work-in- Process") identified on SCHEDULE 1.1(a) (the Raw Materials, Work-in-Process and such other inventories identified on SCHEDULE 1.1(a) being referred to, collectively, as the "Inventory");

     (b) all machinery, equipment, furniture, fixtures and leasehold improvements located at Sauntesvej 13, Gentofte Denmark (the "Premises") and in the area set aside for the Business at Kanalholmen 25-29, Hvidovre, Denmark (the "Warehouse") on the Transfer Date (collectively, the "Fixed Assets");

     (c) all Intellectual Property identified on SCHEDULE 1.1(c) (for purposes of this Agreement "Intellectual Property" shall mean (A) patents, patent applications, patent disclosures and all related continuation, continuation-in-part, divisional, reissue, re-examination, utility, model, certificate of invention and design patents, patent applications, registrations and applications for registrations, (B) trademarks, service marks, trade drafts, logos, trade names and corporate names and registrations and applications for registration thereof, (C) copyrights and registrations and applications for registration thereof, (D) mask works and registrations and applications for registration thereof, (E) computer software, data and documentation, (F) trade secrets and confidential business information, whether patentable or nonpatentable and whether or not reduced to practice, know-how, manufacturing and product processes and techniques, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, (G) other proprietary rights relating to any of the foregoing (including without limitation remedies against infringements thereof and rights of protection of interest therein under the laws of all jurisdictions) and (H) copies and tangible embodiments thereof);

     (d) all rights of the Seller under the contracts, agreements, licenses or instruments identified on SCHEDULE 1.1(d) (collectively, the "Assigned Contracts"; Schedule 1.1(d) shall specify those Assigned Contracts that require a consent, those that are assignable without consent and those for which a consent has been obtained);

     (e) all claims, prepayments, refunds, causes of action, choses in action, rights of recovery, rights of setoff and rights of recoupment related to the Acquired Assets and all rights under warranties related to the Acquired Assets;

     (f) all permits, licenses, registrations, certificates, orders, approvals, franchises, variances and similar rights related to the Business (the "Permits") issued by or obtained from any governmental, regulatory or administrative authority or agency, court or arbitrational tribunal (a "Governmental Entity");

     (g) all books, records, accounts, ledgers, files, documents, correspondence, lists, specifications, employment records, manufacturing and procedural manuals, advertising and promotional materials, studies, reports and other printed or written materials (collectively, the "Records") of the Business; and

     (h) all assets listed on Schedule 1.1(h) hereto.

     1.2 Assumption of Liabilities.
         --------------------------

     (a) At the Closing, the Buyer shall assume and agree to perform, pay and discharge all obligations and liabilities of the Seller that are specifically set forth in SCHEDULE 1.2 attached hereto (collectively, the "Assumed Liabilities").

     (b) The Buyer shall not assume or become responsible for, and the Seller shall remain liable for, any and all liabilities or obligations (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated, whether due or to become due, and whether claims with respect thereto are asserted before or after the Closing) of the Seller which are not Assumed Liabilities (collectively, the "Retained Liabilities"). Unless otherwise set forth on Schedule 1.2, the Retained Liabilities shall include, without limitation, the following:

     (i) all liabilities of the Seller for income, transfer, sales, use or other taxes arising in connection with the consummation of the transactions contemplated by this Agreement;

     (ii) all liabilities of the Seller for costs and expenses incurred in connection with this Agreement or the consummation of the transactions contemplated by this Agreement;

     (iii) all liabilities or obligations of the Seller under this Agreement or the Ancillary Agreements;

     (iv) all liabilities of the Seller for any taxes incurred prior to the Transfer Date or relating to periods prior to the Transfer Date;

     (v) all liabilities and obligations of the Seller under any agreements, contracts, leases or licenses which are not Assigned Contracts;

     (vi) all obligations and liabilities of the Seller arising prior to the Transfer Date under the Assigned Contracts;

     (vii) all obligations of the Seller for repair, replacement or return of products manufactured or sold prior to the Transfer Date, except to the extent set forth in Schedule 1.2;

     (viii) all liabilities and obligations of the Seller arising out of events, conduct or conditions existing or occurring prior to the Transfer Date, including without limitation product liability claims, whether or not such events, conduct or conditions constitute violation of or non-compliance with any law, rule or regulation (including without limitation Environmental Laws (as defined in Section 2.18), judgment, decree or order of any Governmental Entity, or Permit;

     (ix) all liabilities of the Seller for injury to or death of persons or damage to or destruction of property occurring prior to the Transfer Date (including without limitation any workers compensation claim);

     (x) all liabilities not relating to the Business;
and

     (xi) all liabilities and obligations of the Buyer incurred in the event that the Buyer determines that it is in its best interest to withdraw or recall products based on or developed from plasma intake prior to the Transfer Date as a result of a "look back" (as further described on Schedule 2.15 of the Disclosure Schedule) or similar event whether or not such withdrawal or recall is required by law.

     1.3 PURCHASE PRICE. Subject to the terms of this Agreement, the purchase price to be paid by the Buyer for the Acquired Assets is as described in this
Section 1.3.

     (a) At the Closing, the Buyer shall deliver to the Seller a convertible promissory note (the "Raw Materials Promissory Note"), substantially in the form of EXHIBIT A hereto, in an amount equal to U.S. $1,513,950. The Raw Materials Promissory Note shall be guaranteed by HemaSure, provide that the amounts due thereunder shall not bear interest for a period of six months after the Closing and shall bear interest at a rate of 7.0% per annum, compounded annually, thereafter. Any outstanding principal amount of the Raw Materials Promissory Note, together with unpaid interest thereon, shall on March 31, 1998, convert into shares of common stock, $.01 par value per share of HemaSure (the "HemaSure Common Stock"), at a price per share of $18.50, PROVIDED THAT

     (i) the Buyer shall have the right at its election and in its sole discretion at any time prior to March 31, 1998 to pay to the Seller in cash all outstanding principal and interest on the Raw Materials Promissory Note; and

     (ii) in the event that the closing of an initial public offering of common stock, $.01 par value per share, of the Buyer (the "HemaPharm Common Stock") occurs prior to March 31, 1998, and if the Buyer shall not have elected to pay in cash all outstanding principal and interest on the Raw Materials Promissory Note by such date, then on the closing date of the initial public offering of HemaPharm Common Stock (the "HemaPharm IPO Date"), all amounts outstanding thereunder shall, in lieu of converting into HemaSure Common Stock, automatically convert into shares of HemaPharm Common Stock at the initial public offering price of the HemaPharm Common Stock (the "HemaPharm IPO Price").

     (b) Subject to the second paragraph of this subsection (b), the Seller shall be entitled to receive on March 31, 1998 an amount equal to U.S. $8,486,050 (the "Raw Materials Differential"), which amount shall be paid in either, at the election of the Buyer, (i) cash, or (ii) shares of HemaSure Common Stock, valued at $18.50 per share, PROVIDED that no shares of HemaPharm Common Stock shall be issued to Seller pursuant to this Section 1.3(b) (and no consideration shall be received by Seller for the Raw Materials Differential in lieu thereof) in the event that before March 31, 1998, the manufacturing facility in Denmark for the Business shall have been shut down and at least 75% of the employees of the Business in Denmark shall have been terminated (the "Business Shut Down") which Business Shut Down shall be at the sole discretion of the Buyer.

     Notwithstanding the foregoing, in the event that the Business Shut Down does not occur before March 31, 1998, and if prior to March 31, 1998 there shall have occurred an initial public offering of HemaPharm Common Stock then on March 31, 1998, the Seller shall receive an amount equal to the Raw Materials Differential which amount shall be paid in either, at the election of the Buyer,
(i) cash, or (ii) shares of HemaPharm Common Stock valued at the HemaPharm IPO Price.

     (c) At the Closing, the Work-in-Process shall be transferred from the Seller to HemaPharm and HemaPharm shall deliver to the Seller a promissory note (the "Work-in-Process Promissory Note"), substantially in the form of EXHIBIT C hereto, in an amount equal to the value of the Work-in-Process as determined by the Parties according to the price formulas set forth on Schedule A. The Work-in-Process Promissory Note shall not bear interest. The principal amount of the Work-in-Process

Promissory Note shall be repaid quarterly from the sale by HemaPharm of Work-in-Process (sold as finished goods). The repayment amounts shall be based on the value of the Work-in- Process sold by HemaPharm, which value is set forth on Schedule A. Notwithstanding the foregoing, the obligation to repay amounts due under the Work-in-Process Promissory Note shall be suspended when the unpaid principal outstanding under such Note has reached an amount equal to the projected costs of terminating employment with HemaPharm of the Employees (as defined in Section 3.1) (which amount is set forth on SCHEDULE 1.3(c) hereto). In the event that the Business Shut Down has occurred prior to March 31, 1998 (which Business Shut Down shall be at the sole discretion of the Buyer), the outstanding principal amount of the Work-in-Process Promissory Note shall be reduced by the amount set forth on SCHEDULE 1.3(c) and the balance, if any, then outstanding shall be paid by HemaPharm on the earlier of (a) March 31, 1998 or
(b) the date on which HemaPharm is declared bankrupt pursuant to the Danish Bankruptcy Act. In the event such a termination shall not have occurred prior to March 31, 1998, the outstanding principal under the Work-in-Process Promissory Note shall be repaid by HemaPharm on March 31, 1998.

     (d) "Net Sales", if any, from the sale by HemaPharm of "Old Bulk," as described on Schedule A hereto, shall be divided equally between HemaPharm and the Seller. HemaPharm shall pay Seller amounts owed pursuant to this Section 1.3(d) within 30 days of HemaPharm's receipt thereof. Net Sales means revenues received by HemaPharm from the sale of Old Bulk less (i) reasonable credits or allowances, if any, actually granted on account of price adjustments, recalls, rejection or return of items previously sold, (ii) government charges, sales or excise taxes, transportation insurance charges, and (iii) customs duties, if any.

     (e) The Parties estimate that the stamp duties arising in connection with this transaction will be as set forth on SCHEDULE 1.3(e). Notwithstanding the foregoing, the stamp duties arising in connection with this Agreement and the transactions contemplated thereby will be divided equally between HemaPharm and the Seller.

     (f) Shares of common stock of HemaPharm or HemaSure issued to the Seller pursuant to this Section 1.3 shall be entitled to the rights and subject to the obligations set forth in the Registration Rights Agreements in the forms of EXHIBIT G-1 and EXHIBIT G-2 hereto.

     1.4 The Closing.
         ------------

     (a) The closing of the transactions contemplated by this Agreement (the "Closing") shall take place in Malmo, Sweden on May 2, 1996; provided that if all of the conditions to the obligations of the Parties to consummate the transactions contemplated hereby have not been satisfied or waived by such date, on such mutually agreeable later date as soon as practicable after the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (the "Closing Date").

     (b) At the Closing:

     (i) the Seller shall deliver to the Buyer the various certificates, instruments and documents referred to in Section 6.1;

     (ii) the Buyer shall deliver to the Seller the various certificates, instruments and documents referred to in Section 6.2;

     (iii) the Seller shall execute and deliver to the Buyer such instruments of conveyance (e.g., trademark and patent assignments) as the Buyer may reasonably request in order to effect the sale, transfer, conveyance and assignment to the Buyer of valid ownership of the Acquired Assets;

     (iv) the Buyer shall execute and deliver to the Seller such instruments as the Seller may reasonably request in order to effect the assumption by the Buyer of the Assumed Liabilities;

     (v) the Buyer shall deliver to the Seller the Raw Materials Promissory
Note;

     (vi) HemaPharm shall deliver to the Seller the Work-in-Process Promissory Note;

     (vii) the Seller and HemaPharm shall each execute and deliver to the other a Technical and Administrative Service Agreement and a Sales Services Agreement and the Seller and the Buyer shall each execute and deliver to the other a Sublease Agreement covering the Premises, a Sublease Agreement covering the Warehouse, a Registration Rights Agreement for the HemaSure Common Stock (the "HemaSure Registration Rights Agreement") and a Registration Rights Agreement for the Buyer Common Stock (the "HemaPharm Registration Rights Agreement"; the HemaSure Registration Rights Agreement and the HemaPharm Registration Rights Agreement are collectively referred to herein as the

"Registration Rights Agreements"), in the forms attached hereto as EXHIBIT C, EXHIBIT D, EXHIBIT E, EXHIBIT F, EXHIBIT G-1 and EXHIBIT G-2 (The Raw Materials Promissory Note, the Work-in- Process Promissory Note and each of the agreements identified in this subparagraph (vii) are collectively referred to herein as the "Ancillary Agreements");

     (viii) the Seller shall deliver to the Buyer, or otherwise put the Buyer in possession and control of, all of the Acquired Assets of a tangible nature; and

     (ix) the Buyer and the Seller shall execute and deliver to each other a cross-receipt evidencing the transactions referred to above.

     1.5 ALLOCATION. The Buyer and the Seller agree to allocate the Purchase Price (and all other capitalizable costs) among the Acquired Assets for all purposes (including financial accounting and tax purposes and allocation of stamp duties) in accordance with the allocation schedule attached hereto as
SCHEDULE 1.5.

     1.6 FURTHER ASSURANCES. At any time and from time to time after the Closing, at the request of the Buyer and without further consideration, the Seller shall execute and deliver such other instruments of sale, transfer, conveyance and assignment and take such action as may be reasonably necessary to transfer, convey and assign to the Buyer, and to confirm Buyer's rights to, title in and ownership of, the Acquired Assets on and as of the Transfer Date and to place the Buyer in actual possession and operating control thereof.

                                   ARTICLE II

                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

     The Seller represents and warrants to Buyer, HemaSure and HemaPharm that the statements contained in this Article II are true and correct on and as of the date hereof and were true and correct on the Transfer Date, in each case except as set forth in the disclosure schedule attached hereto (the "Disclosure Schedule"). The Disclosure Schedule shall be initialed by the Seller and shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article II, and the disclosures in any paragraph of the Disclosure Schedule shall qualify only the corresponding paragraph in this
Article II.

     2.1 ORGANIZATION, QUALIFICATION AND CORPORATE POWER. The Seller is a corporation duly organized and validly existing under the laws of the jurisdiction of its incorporation. The Seller is duly qualified to conduct business under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification. The Seller has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Seller has furnished to the Buyer true and complete copies of its Articles of Association together with a transcript from the Danish Commerce and Companies Agency, each as amended and as in effect on the date hereof. The Seller is not in default under or in violation of any provision of its Articles of Association.

     2.2 AUTHORITY. The Seller has all requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the performance by the Seller of this Agreement and the Ancillary Agreements and the consummation by the Seller of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Seller. This Agreement has been duly and validly executed and delivered by the Seller and constitutes a valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms.

     2.3 NONCONTRAVENTION. Neither the execution and delivery of this Agreement or the Ancillary Agreements by the Seller, nor the consummation by the Seller of the transactions contemplated hereby or thereby, will (a) conflict with or violate any provision of the Articles of Association of the Seller, (b) require on the part of the Seller or any corporation with respect to which the Seller, directly or indirectly, has the power to vote or direct the voting of sufficient securities to elect a majority of the directors (a "Subsidiary") any filing with, or any permit, authorization, consent or approval of, any Governmental Entity, (c) result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest (as defined below) or other arrangement to which the Seller is a party or by which the Seller is bound or to which any of its assets is subject, except such breaches, defaults or accelerations that would not have a material adverse effect on the financial condition, earnings, assets or properties of the Business, (d) result in the imposition of any Security Interest upon any assets of the Seller or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Seller or any of its properties or assets. For purposes of this Agreement, "Security Interest" means any mortgage, pledge, security interest, encumbrance, charge, or other lien (whether arising by contract or by operation of law).

     2.4 FINANCIAL STATEMENTS. The Seller has provided to the Buyer unaudited statements of income for each of the last three fiscal years. These financial statements (collectively, the "Financial Statements") have been prepared in accordance with United States Generally Accepted Accounting Principles ("GAAP") applied on a consistent basis throughout the periods covered thereby, fairly present results of operations of the Business for the periods referred to therein and are consistent with the books and records of the Seller and the Business.

     2.5 ABSENCE OF CERTAIN CHANGES. Since December 31, 1995, there has not been any material adverse change in the assets, business, financial condition or results of operations of the Seller or the Business, nor has there occurred any event or development which could reasonably be foreseen to result in such a material adverse change in the future.

     2.6 UNDISCLOSED LIABILITIES. The Business has no liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities set forth on
Schedule 2.6, (b) liabilities which have arisen after December 31, 1995 in the ordinary course of business consistent with past custom and practice (including with respect to frequency and amount) (the "Ordinary Course of Business") and which are not in the aggregate material and (c) contractual liabilities incurred in the Ordinary Course of Business which are not in the aggregate material. All liabilities covered by subsections (a) through (c) herein shall be considered Retained Liabilities unless such liabilities are expressly assumed in Schedule
1.2 hereof.

     2.7 Ownership and Condition of Assets.
         ----------------------------------

     (a) The Seller is the true and lawful owner, and has good title to, all of the Acquired Assets, free and clear of all Security Interests, except as set forth in Section 2.7 of the Disclosure Schedule. Upon execution and delivery by the Seller to the Buyer of the instruments of conveyance referred to in Section 1.4(b)(iii), if any, the Buyer will, effective as of March 1, 1996, become the true and lawful owner of, and will receive good title to, the Acquired Assets, free and clear of all Security

Interests other than those set forth in Section 2.7 of the Disclosure Schedule.

     (b) The Acquired Assets constitute all of the assets required for the conduct of the Business as presently conducted. Each tangible Acquired Asset is free from material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used.

     (c) Section 2.7 of the Disclosure Schedule lists all Acquired Assets which are fixed assets, indicating the cost, accumulated book depreciation (if any) and the net book value of each such fixed asset as of December 31, 1995.

     2.8 OWNED REAL PROPERTY. The Seller has no real property that relates to or is used in the Business.

     2.9 Intellectual Property.
         ----------------------

     (a) The Seller owns or has the right to use all Intellectual Property used in the operation of the Business or necessary for the operation of the Business as presently proposed to be conducted. Upon execution and delivery by the Buyer to the Seller of the instruments of conveyance referred to in Section 1.4(b)(iii), each item of Intellectual Property owned by or used in the operation of the Business at any time during the period covered by the Financial Statements will be owned or available for use by the Buyer on identical terms and conditions immediately following the Closing. The Seller has procedures in place (including procedures to enforce and monitor such procedures) reasonably necessary to protect the proprietary nature of each such item of Intellectual Property, and to maintain in confidence all trade secrets and confidential information, that it owns or uses. To the knowledge of the Seller, no other person or entity has any rights to any of the Intellectual Property of the Business (except pursuant to agreements or licenses specified in Section 2.9(c) or 2.9(d) of the Disclosure Schedule), and no other person or entity is infringing, violating or misappropriating any of the Intellectual Property of the Business.

     (b) (i) None of the activities of the Business presently conducted or conducted at any time within the two years prior to the date of this Agreement, infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any other person or entity, and (ii) the Seller has received no complaint, claim, notice or letter alleging any such infringement, violation or misappropriation.

     (c) Section 2.9(c) of the Disclosure Schedule identifies each patent or registration which has been issued to the Seller with respect to any of the Intellectual Property used in the operation of the Business, identifies each pending patent application or application for registration which the Seller has made with respect to any of the Intellectual Property used in the operation of the Business, and identifies each license or other agreement pursuant to which the Seller has granted any rights to any third party with respect to any of the Intellectual Property used in the operation of the Business. The Seller has delivered to the Buyer correct and complete copies of all such patents, registrations, applications, licenses and agreements (as amended to date) and has made available to the Buyer correct and complete copies of all other written documentation evidencing ownership of, and any claims or disputes relating to, each such item. Except as set forth in Section 2.9(c) of the Disclosure Schedule, with respect to each item of Intellectual Property that the Seller owns and that is used in the operation of the Business:

     (i) the Seller possesses all right, title and interest in and to such item;

     (ii) such item is not subject to any outstanding judgment, order, decree, stipulation or injunction;

     (iii) such item is being transferred to the Buyer on the Closing Date as part of the Acquired Assets; and

     (iv) the Seller has not agreed to indemnify any person or entity for or against any infringement, misappropriation or other conflict with respect to such item.

     (d) Section 2.9(d) of the Disclosure Schedule identifies each item of Intellectual Property used in the operation of the Business at any time during the period covered by the Financial Statements that is owned by a party other than the Seller. The Seller has supplied the Buyer with correct and complete copies of all licenses, sublicenses or other agreements (as amended to date) pursuant to which the Seller uses such Intellectual Property, all of which are listed on Section 2.9(d) of the Disclosure Schedule. Except as set forth in
Section 2.9(d) of the Disclosure Schedule, with respect to each such item of Intellectual Property:

     (i) the license, sublicense or other agreement, covering such item is legal, valid, binding, enforceable and in full force and effect;

     (ii) such license, sublicense or other agreement is assignable by the Seller to the Buyer without the consent or approval of any party and such license, sublicense or other agreement, is being assigned to the Buyer at the Closing and will continue to be legal, valid, binding, enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect prior to the Closing;

     (iii) no party to such license, sublicense or other agreement is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification or acceleration thereunder;

     (iv) the underlying item of Intellectual Property is not subject to any outstanding judgment, order, decree, stipulation or injunction; and

     (v) the Seller has not agreed to indemnify any person or entity for or against any interference, infringement, misappropriation or other conflict with respect to such item.

     2.10 INVENTORY. The inventory of the Business consists of a quality and quantity usable and saleable in the Ordinary Course of Business without restrictions as to price or other terms of sale, except for obsolete items and items of below-standard quality (such as "Old Bulk"), all of which obsolete and below standard quality items are specified on Schedule 2.10.

     2.11 REAL PROPERTY LEASES. Section 2.11 of the Disclosure Schedule describes briefly the real property leased or subleased to the Seller that is used by the Business (collectively the "Leases") and lists the term of such Leases, any extension and expansion options, and the rent payable thereunder. The Seller has delivered to the Buyer correct and complete copies of the Leases (as amended to date) listed in Section 2.11 of the Disclosure Schedule. With respect to each Lease listed in Section 2.11 of the Disclosure Schedule:

     (a) the Lease is legal, valid, binding, enforceable and in full force and effect;

     (b) the Lease is subleasable by the Seller to the Buyer without the consent or approval of any party (except as set forth in Section 2.11 of the Disclosure Schedule) and the Lease will continue to be legal, valid, binding, enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect prior to the Closing;

     (c) no party to the Lease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

     (d) there are no disputes, oral agreements or forbearance programs in effect as to the Lease or sublease;

     (e) the Seller has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the Leasehold;

     (f) all facilities leased thereunder are supplied with utilities and other services necessary for the operation of said facilities; and

     (g) to the knowledge of the Seller, the owner of the facility leased has good and clear record and marketable title to the parcel of real property, free and clear of any Security Interest, easement, covenant or other restriction, except for recorded easements, covenants, and other restrictions which do not impair the Intended Uses, occupancy or value of the property subject thereto.

     2.12 CONTRACTS. Section 2.12 of the Disclosure Schedule contains a true, correct and complete list and description of all of the Assigned Contracts. With respect to each such Assigned Contract: (i) it is legal, valid, binding and enforceable and in full force and effect; (ii) any written arrangement has been assigned by the Seller to the Buyer with the consent or approval of all third parties (except as set forth in Section 2.12 of the Disclosure Schedule) and will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect prior to the Closing; and (iii) no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration, under the written arrangement. Each such Assigned Contract involving any affiliate (as hereinafter defined) is clearly identified. For purposes of this Agreement, "Affiliate" shall mean direct or indirect ownership of at least fifty percent (50%) of the outstanding equity voting stock or voting rights (or such lesser percentage that is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) of a Party or other entity or the ability to direct or cause the direction of the management and policies of such Party or other entity.

     2.13 INSURANCE. The insurance policies maintained by the Seller (including fire, theft, casualty, general liability, business interruption, workers compensation, environmental, product liability and automobile) are in full force and effect and are in amounts of a nature which are adequate and customary for the business of the Company and its subsidiaries.

     2.14 LITIGATION. Section 2.14 of the Disclosure Schedule identifies, and contains a brief description of, (a) any unsatisfied judgement, order, decree, stipulation or injunction and (b) any claim, complaint, action, suit, proceeding, hearing or investigation of or in any Governmental Entity or before any arbitrator which relates to the Business and to which the Seller is a party or, to the best knowledge of the Seller, is threatened to be made a party. None of the complaints, actions, suits, proceedings, hearings, and investigations set forth in Section 2.14 of the Disclosure Schedule could result in the imposition of any liability on the Buyer or is reasonably likely to have a material adverse effect on the assets, business, financial condition or results of operations of the Business.

     2.15 PRODUCT WARRANTY. No product manufactured, sold, leased or delivered by the Seller which relates to the Business or the Assets is subject to any guaranty, warranty, right of return or other indemnity beyond the applicable standard terms and conditions of sale or lease, which are set forth in Section
2.15 of the Disclosure Schedule. Aggregate expenses incurred by the Seller in fulfilling its obligations under their guaranty, warranty, right of return and indemnity provisions with respect to any product manufactured, sold, leased or delivered by the Seller which relates to the Business during each of the fiscal years and the interim period covered by the Financial Statements have not exceeded 2.0% of total revenues of the Business; and the Seller knows of no reason why such expenses should significantly increase as a percentage of sales in the future.

     2.16 EMPLOYEES. Section 2.17 of the Disclosure Schedule contains a list of all employees of the Seller associated with the Business, along with the position and the annual rate of compensation of each such person. Each such employee has entered into a confidentiality assignment of inventions agreement with the Seller, the forms of which has previously been delivered to the Buyer. No such employee has given notice of resignation or has been given notice of termination of employment. The consummation of the transactions contemplated herein will not constitute a change of terms and conditions of employment that allows the Employees (as defined in Article III) to terminate their employment pursuant to Section 3, Subsection 2, of the Danish Act on the Legal Position of Employees in connection with Business

Acquisitions ("lov om lonmodtageres retsstilling ved virksomhedsoverdragelse"). To the knowledge of the Seller, no key employee or group of employees has any plans to terminate employment with the Seller (other than for the purpose of accepting employment with the Buyer following the Closing). With respect to the Business, the Seller is not a party to or bound by any collective bargaining agreement, nor has any of them experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. With respect to the Business, the Seller has no knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Seller.

     2.17 EMPLOYEE BENEFITS. Section 2.17 of the Disclosure Schedule contains in respect of any and all Employees (as defined in Article III) a complete and accurate list of all severance pay or similar termination indemnities and all other benefits granted to such Employees in excess of the rights pursuant to the Danish Salaried Employees Act ("funktionaerloven") (or in the event that the Seller has disclosed the existence of an applicable collective bargaining agreement, in excess of the rights following from such collective bargaining agreement). Except as disclosed in Section 2.17 of the Disclosure Schedule, no Employee is entitled to severance pay or similar termination indemnities nor has been granted a longer period of notice or other rights more favorable to the Employee than the rights following from the Danish Salaried Employees Act (or, as the case may be, from any applicable collective bargaining agreement). There is no scheme in operation by the Seller in relation to the Business under which any employee or other person is entitled to a commission or remuneration of any sort calculated by reference to the whole or part of the turnover, profits or sales of the Business nor is there any scheme in operation by the Seller in relation to the Business under which any employee or other person has been granted stock options or deferred compensation.

     2.18 ENVIRONMENTAL MATTERS. Except as set forth in Section 2.18 of the Disclosure Schedule, the Seller has complied with all applicable Environmental Laws (as defined below) which relate to the Business or the property used or operated by the Business There is no pending or, to the knowledge of the Seller, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any Governmental Entity, relating to any Environmental Law involving the Seller. For purposes of this Agreement, "Environmental Law" means any law, statute, rule or regulation of any Governmental Entity or the common law relating to the environment or occupational health and safety, including without limitation any statute, regulation or order pertaining to (i) treatment, storage, disposal, generation and transportation of industrial, toxic or hazardous substances or solid or hazardous waste; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the release or threatened release into the environment of industrial, toxic or hazardous substances, or solid or hazardous waste, including without limitation emissions, discharges, injections, spills, escapes or dumping of pollutants, contaminants or chemicals; (v) the protection of wild life, marine sanctuaries and wetlands, including without limitation all endangered and threatened species; (vi) storage tanks, vessels and containers;
(vii) underground and other storage tanks or vessels, abandoned, disposed or discarded barrels, containers and other closed receptacles; (viii) health and safety of employees and other persons; and (ix) manufacture, processing, use, distribution, treatment, storage, disposal, transportation or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or oil or petroleum products or solid or hazardous waste.

     2.19 LEGAL COMPLIANCE. The Seller and the conduct and operations of the Business, are in compliance with each law (including rules and regulations thereunder) of any government or Governmental Entity, which (a) affects or relates to this Agreement or the transactions contemplated hereby or (b) is applicable to the Seller or the Business, except for any violation of or default under a law referred to in clause (b) above which reasonably may be expected not to have a material adverse effect on the assets, business, financial condition, results of operations of the Business.

     2.20 PERMITS AND REGULATORY APPROVALS. Section 2.20 of the Disclosure Schedule sets forth a list of all (a) Permits (including without limitation those issued or required under Environmental Laws and those relating to the occupancy or use of owned or leased real property) issued to or held by the Seller that are required for the Seller to conduct the Business as presently conducted, except for those the absence of which would not have any material adverse effect on the assets, business, financial condition, results of operations of the Business and (b) regulatory approvals to market the products identified in Section 2.20 in the countries indicated on Section 2.20. Except with respect to Denmark, the Permits and regulatory approvals represent all Permits and regulatory approvals required to market and sell products in each jurisdiction where such products are currently marketed or sold. Each such Permit and regulatory approval is in full force and effect and, to the best of the knowledge of the Seller, no suspension or cancellation of such Permit or regulatory approval is threatened and there is no basis for believing that such Permit or regulatory approval will not be renewable upon expiration. Except as set forth in Section 2.20 of the Disclosure Schedule, each such Permit and regulatory approval is assignable by the Seller to the Buyer without the consent or approval of any party and will continue in full force and effect following the Closing. To the extent that any such Permit or regulatory approval is not assignable, to Seller's knowledge a new Permit or regulatory approval can be obtained by the Buyer on unchanged terms and conditions, except such changes which would not be material to the operation of the Business, within one year from the Buyer's application therefor and Seller will provide Buyer reasonable assistance in obtaining such new Permits or regulatory approvals.

     2.21 CERTAIN BUSINESS RELATIONSHIPS WITH AFFILIATES. No Affiliate of the Seller (a) owns any property or right, tangible or intangible, which is used in the Business (b) has any claim or cause of action against the Seller with respect to the Business, or (c) owes any money to the Business.

     2.22 BOOKS AND RECORDS. The books, records, accounts, ledgers and files of the Seller which relate to the Business are accurate and complete in all material respects and have been maintained in accordance with good business and bookkeeping practices.

     2.23 CUSTOMERS. Schedule 2.23 hereto lists the top ten customers for the Business for the fiscal year ended December 31, 1995.

     2.24 GOVERNMENT CONTRACTS. With respect to the Business, the Seller has not been suspended or debarred from bidding on contracts or subcontracts with any Governmental Entity; no such suspension or debarment has been threatened or initiated; and the consummation of the transactions contemplated by this Agreement will not result in any such suspension or debarment of the Seller, or the Buyer (assuming that no such suspension or debarment will result solely from the identity of the Buyer).

     2.25 DISCLOSURE. No representation or warranty by the Seller contained in this Agreement, and no statement contained in the Disclosure Schedule or any other document, certificate or other instrument delivered to or to be delivered by or on behalf of the Seller pursuant to this Agreement contains or will contain any untrue statement of a material fact or omit or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading. The Seller has disclosed to the

Buyer all material information relating to the Business or the transactions contemplated by this Agreement.


                                   ARTICLE III

                                    EMPLOYEES

     3.1 BUYER'S SUCCESSION. The Seller and the Buyer acknowledge and agree that under Danish Act on the Legal Position of Employees in connection with Business Acquisitions the contracts of employment between the Seller and the employees of the Seller associated with the Business (the "Employees") will have effect after the Closing Date as if originally made between the Buyer and Employees.

     3.2 Division of Obligations and Liabilities.
         ----------------------------------------

     (a) The Seller shall perform and discharge all obligations in respect of all of the Employees for its own account up to and including the Transfer Date (including, without limitation, discharging all remuneration and other costs) and shall indemnify the Buyer against all liabilities arising from the Seller's failure so to discharge.

     (b) The Buyer shall on and from the Transfer Date perform and discharge the obligation of the employer in respect of the Employees (including, without limitation, discharging all remuneration and other costs) for its own account and shall indemnify the Seller against all liabilities from the Buyer's failure so to discharge.

     (c) The aggregate liability vis-a-vis the Employees in respect of salary, overtime payments, holiday pay, weekend payments and any and all other remuneration and other costs earned or incurred in the period up to and including the Transfer Date, but not due at the Transfer Date, shall be reimbursed by the Seller to the Buyer. The aggregate liability shall be computed by the auditors of the Buyer and the Seller, jointly, and shall be payable in cash to the Buyer within 30 days after the Closing Date. In the event that the auditors of the Parties fail to agree on the aggregate liability, such liability shall be determined finally and binding upon the Parties by an independent auditor appointed by the Danish Association of Chartered Accountants (Foreningen af Statsautoriserede Revisorer) at the request of any Party.

     3.3 EMPLOYEES WHOSE EMPLOYMENT HAS TERMINATED. The Seller shall remain solely responsible for and shall indemnify and hold the Buyer harmless against any and all liabilities relating to employees who have retired, resigned or have been given notice prior to the Transfer Date.

     3.4 EMPLOYEE BENEFITS TO BE PROVIDED BY THE SELLER AFTER CLOSING. At the request of any Employee, the Seller agrees, at the written request of the Buyer, to provide to such Employee any of the benefits set forth in SCHEDULE 3.4 until March 31, 1998. Any costs in connection with providing such benefits shall be borne by the Seller.

     3.5 SALARY REDUCTION. Prior to March 1, 1997, the Buyer shall not reduce the salary of any Employee below the level received by such Employee as of December 31, 1995.


                                   ARTICLE IV

                        REPRESENTATIONS AND WARRANTIES OF
                        THE BUYER, HEMASURE AND HEMAPHARM

     The Buyer, HemaSure and HemaPharm represent and warrant to the Seller as follows:

     4.1 ORGANIZATION. HemaPharm is a corporation duly organized and validly existing under the laws of Denmark. HemaSure and the Buyer are each corporations duly organized, validly existing and in good standing under the state of Delaware. Each of HemaSure, HemaPharm and the Buyer is duly qualified to conduct business and each of HemaSure and the Buyer is in corporate and tax good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification. Each of HemaPharm, HemaSure and the Buyer has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. Each of HemaSure, HemaPharm and the Buyer has furnished to the Buyer true and complete copies of its charter documents, each as amended and as in effect on the date hereof. None of HemaSure, HemaPharm or the Seller is in violation of any provision of its charter documents.

     4.2 AUTHORIZATION OF TRANSACTION. Each of the Buyer, HemaSure and HemaPharm has all requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements and to perform its respective obligations hereunder and thereunder. The execution and delivery of this Agreement and the Ancillary Agreements by each of the Buyer, HemaSure and HemaPharm and the performance of this Agreement and the consummation of the transactions contemplated hereby and thereby by each of the Buyer, HemaSure and HemaPharm have been duly and validly authorized by all necessary corporate action on the part of each of the Buyer, HemaSure and HemaPharm, respectively. This Agreement has been duly and validly executed and delivered by each of the Buyer, HemaSure and HemaPharm, and constitutes a valid and binding obligation of the Buyer, HemaSure and HemaPharm, enforceable against each such Party in accordance with its terms.

     4.3 NONCONTRAVENTION. Neither the execution and delivery of this Agreement or the Ancillary Agreements by the Buyer, HemaSure or HemaPharm, nor the consummation by the Buyer, HemaSure and HemaPharm, of the transactions contemplated hereby or thereby, will (a) conflict or violate any provision of the charter or Bylaws of the Buyer, HemaSure or HemaPharm, (b) require on the part of the Buyer, HemaSure or HemaPharm, any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (c) conflict with, result in breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party any right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest or other arrangement to which the Buyer, HemaSure or HemaPharm, is a party or by which any such Party is bound or to which any of their respective assets is subject, except such conflicts, breaches, defaults or accelerations that would not have a material adverse effect on the financial condition, earnings, assets or properties of the Business, or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Buyer, HemaSure or HemaPharm or any of their respective properties or assets.

     4.4 SECURITIES AND EXCHANGE COMMISSION FILINGS. All reports required to be filed by HemaSure pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (i) at the time filed, complied in all material respects with the applicable requirements of the Exchange Act, (ii) did not at the time they were filed (or if amended or superceded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such report or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     4.5 REGISTRATION WITH VAT AUTHORITIES. The Buyer will register with the VAT authorities in Denmark to operate the Business. The transfer of the Business from the Seller to the Buyer is not subject to any VAT tax in accordance with the provisions of paragraph 8, subparagraph 1 of the Danish VAT Act.


                                    ARTICLE V

     5.1 PREPARATION OF TRANSFER STATEMENT. Prior to May 31, 1996, the auditors of the Buyer and the Seller shall, jointly, prepare a Transfer Statement (the "Transfer Statement") according to which the Buyer and the Seller shall account for and make appropriate adjustments to reflect the transfer of the Business as of the Transfer Date. This accounting shall provide without limitation that (a) the Seller shall reimburse the Buyer for (i) any profits or return on the Acquired Assets or any incoming payments related to the Acquired Assets, including without limitation revenues from the sale of products, for the period commencing on the Transfer Date and (ii) any liabilities, obligations or costs performed, paid or discharged by the Buyer which under the terms of this Agreement were to have been paid by the Seller, and (b) the Buyer shall reimburse the Seller for (x) any profits or return on the Acquired Assets or any incoming payments related to the Acquired Assets received by the Buyer for the period prior to the Transfer Date and (y) any liabilities, obligations or costs performed, paid or discharged by the Seller which under the terms of this Agreement were to have been paid by the Buyer. The Transfer Statement shall include, without limitation, the aggregate liability vis-a-vis the Employees computed in accordance with Section 3.2(c).

     5.2 PAYMENT OF THE BALANCE OF THE TRANSFER STATEMENT. Any balance according to the Transfer Statement in Seller's favor shall be paid by the Buyer in cash on July 31, 1996, except that the balance corresponding to any accounts receivable included in the Transfer Statement that have not been paid by July 31, 1996 shall be paid by the Buyer within 30 days of the Seller's receipt of such payment on Buyer's behalf. Any balance according to the Transfer Statement in the Buyer's favor shall be paid by the Seller in cash on July 31, 1996.

     5.3 DISPUTES. In the event that the auditors of the Parties fail to agree on the Transfer Statement, any disputes with respect thereto shall be determined finally and binding upon the Parties by an independent auditor appointed by the Danish Association of Chartered Accountants (Foreningen af Statsautoriserede Revisorer) at the request of any Party.

                                   ARTICLE VI

                              CONDITIONS TO CLOSING

     6.1 CONDITIONS TO OBLIGATIONS OF THE BUYER. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to the satisfaction of the following conditions:

     (a) the Seller shall have obtained all of the waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices from third parties and Governmental Entities, identified on
Schedule 6.1(a);

     (b) the Seller shall have performed or complied with in all material respects its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing;

     (c) no action, suit or proceeding shall be pending or threatened before any Governmental Entity wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) affect adversely the right of the Buyer to own, operate or control any of the Acquired Assets following the Closing, and no such judgment, order, decree, stipulation or injunction shall be in effect;

     (d) the Seller shall have delivered to the Buyer a certificate (without qualification as to knowledge or materiality or otherwise) to the effect that each of the conditions specified in clauses (a) through (c) of this Section 6.1 is satisfied in all respects;

     (e) the Buyer shall have received from counsel to the Seller an opinion with respect to the matters set forth in EXHIBIT H attached hereto, addressed to the Buyer and dated as of the Closing Date;

     (f) the Buyer and the Seller shall have entered into a Technical and Administrative Service Agreement, in the form of EXHIBIT C attached hereto;

     (g) the Buyer and the Seller shall have entered into a Sales Services Agreement, in the form of EXHIBIT D attached hereto; and

     (h) the Buyer and the Seller shall have entered into a Sublease Agreement covering the Premises and a Sublease Agreement covering the Warehouse, in the forms of EXHIBIT E and EXHIBIT F attached hereto, respectively.

     6.2 CONDITIONS TO OBLIGATIONS OF THE SELLER. The obligation of the Seller to consummate the transactions to be performed by it in connection with the Closing is subject to the satisfaction of the following conditions:

     (a) the Buyer shall have performed or complied in all material respects with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing;

     (b) the Buyer shall have delivered to the Seller a certificate (without qualification as to knowledge or materiality or otherwise) to the effect that each of the conditions specified in clause (a) of this Section 6.2 is satisfied in all respects;

     (c) the Buyer and HemaSure shall have delivered to the Seller the Raw Materials Promissory Note in the form of EXHIBIT A;

     (d) HemaPharm shall have delivered to the Seller the Work-in-Process Promissory Note in the form of EXHIBIT B;

     (e) the Buyer shall have delivered to the Seller the Technical and Administrative Service Agreement in the form of EXHIBIT C;

     (f) the Buyer shall have delivered to the Seller the Sales Service Agreement in the form of EXHIBIT D;

     (g) the Buyer shall have delivered to the Seller the Sublease Agreement for the Premises in the form of EXHIBIT E; and

     (h) the Buyer shall have delivered to the Seller the Sublease Agreement for the Warehouse in the form of EXHIBIT F.

     (i) the Buyer shall have delivered to the Seller the Registration Rights Agreements in the forms of EXHIBIT G-1 and EXHIBIT G-2 hereto;

     (j) the Seller shall have received an opinion from counsel to the Buyer with respect to the matters set forth in EXHIBIT I attached hereto, addressed to the Seller and dated as of the Closing Date;

     (k) the Seller shall have received a certificate to the effect that the Buyer has invested an amount equal to $4,000,000 in equity capital of HemaPharm on or before the Closing Date;



                                   ARTICLE VII

                             POST-CLOSING COVENANTS

     7.1 PROPRIETARY INFORMATION. From and after the Closing, the Seller, on the one hand, and HemaSure, HemaPharm and the Buyer, on the other hand, shall hold in confidence, and shall use their respective best efforts to have all of their respective Affiliates hold in confidence, all knowledge, information and documents of a confidential nature or not generally known to the public with respect to the Seller, on the one hand, or HemaSure, HemaPharm or the Buyer, on the other hand, or their respective businesses (including without limitation the financial information, technical information or data relating to products and names of customers) and shall not disclose or make use of the same without the written consent of the other Party, except to the extent that such knowledge, information or documents shall have become public knowledge other than through a breach of this Agreement.

     7.2 SOLICITATION AND HIRING. For a period of three years after the Closing Date, the Seller shall not, either directly or indirectly as a stockholder, investor, partner, director, officer, employee or otherwise, (a) solicit or attempt to induce any Restricted Employee (as defined below) to terminate his employment with the Buyer or (b) hire or attempt to hire any Restricted Employee. For purposes of this Agreement, a "Restricted Employee" shall mean any person who either (i) was an employee of the Buyer on either the date of this Agreement or the Closing Date or (ii) was an employee of the Seller on either the date of this Agreement or the Closing Date and received an employment offer from the Buyer within five business days following the Closing Date.

     7.3 Non-Competition.
         ----------------

     (a) For a period of five years after the Closing Date, the Seller shall not in any country, state or region, either directly or indirectly as a stockholder (other than as a stockholder of HemaSure or HemaPharm or as a holder or up to 15% of the outstanding stock of publicly traded company or up to 5% of the outstanding stock of a privately held company), investor, partner, director, officer, employee, consultant or otherwise, develop, manufacture, market or sell any human plasma derived product that is competitive with any product sold by the Business prior to the Closing Date (a "Competitive Product"). Without limiting the foregoing, the provisions of this
Section 7.3(a) shall not apply to (i) any services provided by the Seller to the Buyer as contemplated by this Agreement, (ii) the Seller if all or substantially all the business of the Seller is acquired by a third party through merger, sale of assets or otherwise, (iii) any business acquired by the Seller provided that less than 50% of the revenues of such acquired business are derived from one or more Competitive Products.

     (b) The Seller agrees that the duration and geographic scope of the non-competition provision set forth in this Section 7.3 are reasonable. In the event that any court determines that the duration or the geographic scope, or both, are unreasonable and that such provision is to that extent unenforceable, the Parties agree that the provision shall remain in full force and effect for the greatest time period and in the greatest area that would not render it unenforceable. The Parties intend that this non-competition provision shall be deemed to be a series of separate covenants, one for each and every county of each and every state of the United States of America and each and every political subdivision of each and every country outside the United States of America where this provision is intended to be effective.

     (c) In the event of a breach by Seller of this Section 7.3, the Buyer shall have the right to seek specific performance and injunctive relief.

     7.4 Sharing of Data.
         ----------------

     (a) The Seller shall have the right for a period of seven years following the Closing Date to have reasonable access to such books, records and accounts, including financial and tax information, correspondence, production records, employment records and other records that are transferred to the Buyer pursuant to the terms of this Agreement for the limited purposes of concluding its involvement in the business conducted by the Seller prior to the Closing Date and for complying with its obligations under applicable securities, tax, environmental, employment or other laws and regulations. The Buyer shall have the right for a period of seven years following the Closing Date to have reasonable access to those books, records and accounts, including financial and tax information, correspondence, production records, employment records and other records that are retained by the Seller pursuant to the terms of this Agreement to the extent that any of the foregoing is needed by the Buyer in order to comply with its obligations under applicable securities, tax, environmental, employment or other laws and regulations. Neither the Buyer nor the Seller shall destroy any such books, records or accounts retained by it without first providing the other Party with the opportunity to obtain or copy such books, records, or accounts.

     (b) Promptly upon request by the Buyer made at any time during the three-year period following the Closing Date, the Seller shall authorize the release to the Buyer of all files pertaining to the Acquired Assets or the Business or its operations held by any governmental authorities, agencies or instrumentalities.

     7.5 AUDIT. The Seller agrees that it shall, at the request of the Buyer, cooperate with Buyer in the preparation under GAAP of audited balance sheets and statements of income, changes in stockholders' equity and cash flows for each of the last three fiscal years of the Business. All reasonable costs and expenses incurred by the independent accountants in connection with such audit shall be borne by the Buyer.

     7.6 USE OF NAMES. The Seller agrees that from and after the Closing Date, the Buyer shall have the right to use the name "Novo Nordisk" (the "Name") in each jurisdiction in which products of the Business are marketed by the Seller (the "Products"). The Buyer's right to use the Name shall be for the sole purpose of (i) marketing the Products in each jurisdiction in which such Products are currently marketed and (ii) informing customers that the Buyer has purchased the Business from the Seller. The right to use the Name in a jurisdiction shall terminate at the earlier of (i) such time that all necessary registrations and approvals required to market the Products in such jurisdiction shall have been transferred to the Buyer, and (ii) December 31, 2000. Buyer agrees to use commercially reasonable best efforts to transfer the registrations and approvals promptly after the Closing.

     7.7 PERMITS. The Seller agrees to use its commercially reasonable best efforts after the Closing Date to assist the Buyer (i) in obtaining a new environmental permit pursuant to Chapter 5 of the Danish Environmental Act necessary to enable the Buyer to increase the annual consumption of raw materials to 300 tonnes and/or replace, modify or add production equipment, and
(ii) in obtaining a permit encompassing an increase in the volume of waste that may be disposed of by the Buyer beyond the level allowed under the current permits.

     7.8 ADDITIONAL CAPITALIZATION. Prior to the earlier of March 31, 1998, or the date of termination of the business operations of the Buyer, (a) HemaSure or the Buyer agrees to provide equity capital to HemaPharm in the amount of $4,000,000 (in addition to the equity capital investment made pursuant to Section 4.7 herein), and (b) not to reduce the total capitalization of HemaPharm below $4,000,000. The Buyer agrees to provide to the Seller a Certificate of an officer of the Buyer certifying as to such undertakings.

     7.9 SECONDARY NAMES. To the extent that the Seller pursuant to its Articles of Association has registered secondary names with the Danish Commerce and Companies Agency relating to the Business, then this Section will provide that after the Closing the Seller will refrain from using such secondary names and will undertake to deregister such names following Seller's first shareholder meeting after the Closing.

     7.10 CONSENTS. If (i) any of the Assigned Contracts or other assets or rights constituting Acquired Assets may not be assigned and transferred by the Seller to the Buyer (as a result of either the provisions thereof or applicable law) without the consent or approval of a third party, (ii) the Seller, after using its commercially reasonable best efforts, is unable to obtain such consent prior to the Closing and (iii) the Closing occurs nevertheless, then (w) such Assigned Contracts shall not be assigned and transferred by the Seller to the Buyer at the Closing and the Buyer shall not assume vis a vis any third party the Seller's liabilities or obligations with respect thereto at the Closing, (x) the Seller shall continue to use its best efforts to obtain the necessary consent or approval as soon as practicable after the Closing, (y) until such Assigned Contracts are assigned or transferred, the Seller shall continue such Assigned Contracts in the name of the Seller, but shall act only as the Buyer's agent in relation to any such Assigned Contract and the Buyer shall, as the Seller's subcontractor, obtain all benefits and rights and perform all obligations of the Seller thereunder and shall indemnify the Seller against all actions, proceedings, costs, damages, claims and demands in respect of any failure on the part of the Buyer to perform those obligations, and until such Assigned Contracts are assigned or transferred the Seller will give all reasonable assistance to the Buyer, at the Buyer's request, to enable the Buyer to enforce its benefits and rights under such Assigned Contracts, and (z) upon the obtaining of such consent or approval, the Buyer and the Seller shall execute such further instruments of conveyance (in the form executed at the Closing) as may be necessary to assign and transfer such Assigned Contracts (and the associated liabilities and obligations of the Seller) to the Buyer.

     7.11 ADDITIONAL TECHNICAL SERVICES. For a period of one year (with an option by the Buyer to extend such term for an additional one year period) after the Closing Date, the Seller agrees to provide to the Buyer on commercially reasonable terms any services currently not covered by the Technical and Administrative Services Agreement and provided by the Seller, or any Affiliate of the Seller, to the Business at any time since January 1, 1995, PROVIDED that the Buyer has used commercially reasonable efforts to obtain such services from a third party.

     7.12 RECALL OR WITHDRAWAL OF PRODUCTS. In any withdrawal or recall of Products pursuant to Section 1.2(b)(xi) herein, Buyer agrees to implement such withdrawal or recall in a commercially reasonable manner.

     7.13 VAT NOTIFICATION. The Seller shall inform the Danish VAT authorities of its acquisition of the Business pursuant to paragraph 8, subparagraph 1 of the Danish VAT Act. The Seller shall inform the Danish VAT authorities on the Buyer's assumption of the VAT adjustment obligation
("momsreguleringsforpligtelse") specified in Schedule 1.2 hereto.


                                  ARTICLE VIII

                                 INDEMNIFICATION

     8.1 Indemnification.
         ----------------

     (a) The Seller shall indemnify the Buyer in respect of, and hold the Buyer harmless against, any and all debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including without limitation amounts paid in settlement, interest, court costs, costs of investigators, fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation) ("Damages") incurred or suffered by the Buyer or any Affiliate thereof:

     (i) resulting from, relating to or constituting any misrepresentation, breach of warranty or failure to perform any covenant or agreement of the Seller contained in this Agreement;

     (ii) resulting from, relating to or constituting any Retained Liabilities (including without limitation Damages arising out of the ownership or operation of the Business prior to the Closing Date);

     (iii) arising out of or in connection with the obligations of the Seller vis-a-vis the Employees pursuant to the job change policy adopted by the Seller as set forth under Section 3) a) in the Memorandum of April 7, 1995 (as such job change policy has been extended or amended by the Seller prior to the Closing), provided that the Seller shall not indemnify the Buyer with respect to the salary of any Employee during the notice period required under the Danish Salaried Employees Act or any applicable collective bargaining agreement; and

     (iv) any severance pay or other termination benefit in excess of that to which an Employee would be entitled under the Danish Salaried Employees Act or any applicable collective bargaining agreement.

     (b) The Buyer shall indemnify the Seller for Damages incurred or suffered by Seller or any Affiliate resulting from, relating to or arising out of operation of the Business after the Closing Date (other than those Damages resulting from or relating to (i) any breach of any representation or warranty made by the Seller in the Agreement, (ii) breach of any term of the Agreement by the Seller or (iii) fraud or misrepresentation by the Seller).

     (c) The Buyer shall indemnify the Seller for any VAT claims resulting from the transfer of the Business to the Buyer, provided that the Seller has informed the Danish VAT authorities of the Buyer's assumption of the VAT adjustment obligation within the time period required by law. The Seller shall indemnify the Buyer for any claims resulting from the failure of the Seller to notify the Danish VAT authorities of the Buyer's assumption of the VAT adjustment obligation.

     8.2 Method of Asserting Claims.
         ---------------------------

     (a) All claims for indemnification by a party seeking indemnification (an "Indemnified Person") pursuant to this Article VII shall be made in accordance with the provisions herein.

     (b) Third Party Claims.
         -------------------

     (i) If a third party asserts that an Indemnified Person is liable to such third party for a monetary or other obligation which may constitute or result in Damages for which such Indemnified Person may be entitled to indemnification pursuant to this Article VIII, then (a) such Indemnified Person shall be entitled to satisfy such obligation, with the prior consent from the party from whom the indemnification is sought (the "Indemnifying Person"), which consent shall not be unreasonably withheld, (b) such Indemnified Person may make a claim for indemnification pursuant to this Article VIII in accordance with the provisions of Section 8.2(c) of this Agreement, and (c) such Indemnified Person shall be reimbursed, in accordance with the provisions of Section 8.2(c) of this Agreement, for any such Damages for which it is entitled to indemnification pursuant to this Article VIII (subject to the right of the Indemnifying Party to dispute the Indemnified Person's entitlement to indemnification under the terms of this Article VIII).

     (ii) The Indemnified Person shall give prompt written notification to the Indemnifying Person of the commencement of any action, suit or proceeding relating to a third party claim for which indemnification pursuant to this
Article VIII may be sought; PROVIDED, HOWEVER, that no delay on the part of the Indemnified Person in notifying the Indemnifying Person shall relieve the Indemnifying Person of any liability or obligation hereunder except to the extent of any damage or liability caused by or arising out of such failure. Within 20 days after delivery of such notification, the Indemnifying Person may, upon written notice thereof to the Indemnified Person, assume control of the defense of such action, suit or proceeding with counsel reasonably satisfactory to the Indemnified Person. If the Indemnifying Person does not so assume control of such defense, the Indemnified Person shall control such defense. The party not controlling such defense may participate therein at its own expense; provided that if the Indemnifying Person assumes control of such defense and the Indemnified Person reasonably concludes that the Indemnifying Person and the Indemnified Person have conflicting interests or different defenses available with respect to such action, suit or proceeding, the reasonable fees and expenses of counsel to the Indemnified Person shall be considered "Damages" for purposes of this Agreement. The party controlling such defense shall keep the other party advised of the status of such action, suit or proceeding and the defense thereof and shall consider in good faith recommendations made by the other party with respect thereto. The Indemnified Person shall not agree to any settlement of such action, suit or proceeding without the prior written consent of the Indemnifying Person, which shall not be unreasonably withheld. The Indemnifying Person shall not agree to any settlement of such action, suit or proceeding without the prior written consent of the Indemnified Person, which shall not be unreasonably withheld.

     (c) Claims Procedure.
         -----------------

     (i) If an Indemnified Person has incurred or suffered Damages for which it is entitled to indemnification under this Article VIII, the Indemnified Person shall, prior to the expiration of the representation, warranty, covenant or agreement to which such claim relates as set forth in Section 7.3 of this Agreement, give written notice of such claim (a "Claim Notice") to the Indemnifying Person. Each Claim Notice shall state the amount of claimed Damages (the "Claimed Amount") and the basis for such claim. The date on which all of the representations, warranties, covenants and agreements of the Company expire in accordance with Section 7.3 of this Agreement shall be referred to herein as the "Termination Date".

     (ii) Within 20 days after delivery of a Claim Notice, the Indemnifying Person shall provide to the Indemnified Person, a written response (the "Response Notice") in which the Indemnifying Person shall: (i) agree that all of the Claimed Amount shall be paid to the Indemnified Person, (ii) agree that part, but not all, of the Claimed Amount shall be paid to the Indemnified Person or (iii) contest that any of the Claimed Amount shall be paid to the Indemnified Person. The Indemnifying Person may contest the Claimed Amount only based upon a good faith belief that all or such portion of the Claimed Amount does not constitute Damages for which the Indemnified Person is entitled to indemnification under this Article VIII. If no Response Notice is delivered by the Indemnifying Person within such 20-day period, the Indemnifying Person shall be deemed to have agreed that all of the Claimed Amount shall be paid to the Indemnified Person.

     (iii) If the Indemnifying Person in the Response Notice agrees (or is deemed to have agreed) that all or a portion of the Claimed Amount shall be paid to the Indemnified Person, the Indemnifying Person shall, promptly following the earlier of the required delivery date for the Response Notice or the delivery of the Response Notice pay the Claimed Amount or such portion thereof, as the case may be, to the Indemnified Person.

     (iv) If the Indemnifying Person in the Response Notice contests the release of all or part of the Claimed Amount, the matter shall be settled by binding arbitration in accordance with Section 11.2 of this Agreement.

     8.3 SURVIVAL. The representations and warranties set forth in this Agreement shall survive the Closing and the consummation of the transactions contemplated hereby and continue until two years after the Closing Date (provided that the representation and warranty set forth in Section 2.18 shall continue until five years after the Closing Date) and shall not be affected by any examination made for or on behalf of the Party making such representations or warranties or the knowledge of any of such person's officers, directors, stockholders, employees or agents. Without limiting the foregoing, all liabilities of the Business that are not Assumed Liabilities, including without limitation those identified in
Section 1.2(b), shall continue to be liabilities of the Seller from and after the Closing Date in perpetuity.

     8.4 Limitations.
         ------------

     (a) Neither the Seller, on the one hand, nor the Buyer, HemaSure or HemaPharm, on the other hand, shall be liable under this Article VIII unless and until the aggregate Damages to be paid by the Seller, on the one hand, or the Buyer, HemaSure or HemaPharm, on the other hand, exceed $25,000 (at which point the Indemnifying Party shall become liable for the aggregate Damages, and not just amounts in excess of $25,000).

     (b) Amounts, if any, due hereunder from the Buyer, HemaSure or HemaPharm shall be in addition to amounts owed pursuant to the Notes described in Section 1.3.



                                   ARTICLE IX

                              RIGHT OF FIRST OFFER

     In the event that the Seller receives an offer (an "Offer") from a third party to license one or more patents in patent families 4220 or 3384, the Buyer shall have a right of first offer to license such patent or patents in accordance with the terms of this Article IX. Seller shall provide the Buyer with a written description (the "Description") of the Offer and the Buyer shall have 60 days from Buyer's receipt of such Description (the "Consideration Period") to notify Seller of its intent to license the patent or patents on the terms set forth in the Description. In the event that the Buyer so notifies Seller within the Consideration Period that it intends to license such patent or patents, then Seller agrees to license the patents to Buyer on the terms set forth in the Description. If the Buyer notifies Seller that it does not intend to license such patent or patents or if Buyer does not notify Seller within the Consideration Period (the earlier of such dates being referred to as the "Offer Termination Date"), then Seller shall have the right to license such patent or patents on the terms set forth in the Description to the third party that had made the Offer. In the event that such license is not executed within 60 days after the Offer Termination Date, then the Seller shall consider the Offer to be a new Offer and the provisions of this Article IX shall apply.


                                    ARTICLE X

                                   DEFINITIONS

     For purposes of this Agreement, each of the following defined terms is defined in the Section of this Agreement indicated below.

              Defined Term                               Section
              ------------                               -------

              Acquired Assets                            1.1
              Affiliate                                  2.12
              Assigned Contracts                         1.1(d)
              Assumed Liabilities                        1.2(a)
              Business                                   Introduction
              Business Shut Down                         1.3(b)
              Buyer                                      Introduction
              Claim Notice                               8.2(c)(i)
              Claimed Amount                             8.2(c)(i)
              Closing                                    1.4(a)
              Closing Date                               1.4(a)
              Competitive Product                        7.3
              Consideration Period                       Article IX
              Contracts                                  2.12
              Damages                                    8.1(a)
              Description                                Article IX
              Disclosure Schedule                        Article II
              Employees                                  3.1
              Environmental Law                          2.18
              Exchange Act                               4.4
              Financial Statements                       2.4
              Fixed Assets                               1.1(b)
              GAAP                                       2.4
              Governmental Entity                        1.1(f)
              HemaPharm                                  Introduction
              HemaPharm Common Stock                     1.3(a)
              HemaPharm IPO Price                        1.3(a)(ii)
              HemaPharm Registration Rights Agreement    1.4
              HemaSure                                   Introduction
              HemaSure Common Stock                      1.3(a)
              HemaSure Registration Rights Agreement     1.4
              ICC                                        11.2
              Indemnified Person                         8.2(a)
              Indemnifying Person                        8.2(b)(i)

              Intellectual Property                      1.1(c)
              Inventory                                  1.1(a)
              Leases                                     2.11
              Name                                       7.6
              Net Sales                                  1.3(d)
              Offer                                      Article IX
              Offer Termination Date                     Article IX
              Old Bulk                                   2.10
              Ordinary Course of Business                2.6
              Parties                                    Introduction
              Permits                                    1.1(f)
              Premises                                   1.1(b)
              Products                                   7.6
              Raw Materials                              1.1(a)
              Raw Materials Differential                 1.3(b)
              Raw Materials Promissory Note              1.3(a)
              Records                                    1.1(g)
              Response Notice                            8.2(c)(ii)
              Restricted Employee                        7.2
              Retained Liabilities                       1.2(b)
              Security Interest                          2.3
              Seller                                     Introduction
              Subsidiary                                 2.3
              Termination Date                           8.2(c)(i)
              Transfer Date                              1.1
              Transfer Statement                         5.1
              Warehouse                                  1.1(b)
              Work-in-Process                            1.1(a)
              Work-in-Process Promissory Note            1.3(d)


                                   ARTICLE XI

                                  MISCELLANEOUS

     11.1 PRESS RELEASES AND ANNOUNCEMENTS. Neither Party shall issue any press release or announcement relating to the subject matter of this Agreement without the prior written approval of the other Party; PROVIDED, HOWEVER, that either Party may make any public disclosure it believes in good faith is required by law or regulation (in which case the disclosing Party shall advise the other Party and provide it with a copy of the proposed disclosure prior to making the disclosure). The Seller has notified the Employees on the sale of the Business as contemplated herein in accordance with the Danish Act on the Legal Position of Employees in connection with Business Acquisitions.

     11.2 ARBITRATION. Any disputes, controversy or differences arising between the Parties out of or in relation to or in connection with this Agreement or any breach thereof which cannot be settled between the Parties shall be finally settled by arbitration held in Bagsvard, Denmark and conducted in English pursuant to the Rules of Conciliation and Arbitration of the International Chamber of Commerce (the "ICC") by which each Party agrees to be bound. In any arbitration pursuant to this Section the decision shall be rendered by three independent arbitrators whose decision shall be binding. The Seller shall appoint one of the arbitrators, the Buyer shall appoint a second arbitrator, and the two, so selected shall select and designate the third arbitrator.

     11.3 NO THIRD PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.

     11.4 ENTIRE AGREEMENT. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, that may have related in any way to the subject matter hereof.

     11.5 SUCCESSION AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. Neither Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party; provided that the Buyer may assign its rights, interests and/or obligations hereunder to an Affiliate of the Buyer.

     11.6 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

     11.7 HEADINGS. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     11.8 NOTICES. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly delivered two business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

              If to the Seller:             Copy to:
              -----------------             --------

              Novo Nordisk A/S              Novo Nordisk A/S
              Novo Alle, DK-2880            Novo Alle, DK-2880
              Bagsvard, Denmark             Bagsvard, Denmark
              Attn:                         Attn:  General Counsel
              Fax:                          Fax:

                                            Novo Nordisk of North America,
                                               Inc.
                                            405 Lexington Avenue
                                            Suite 6400
                                            New York, New York 10017
                                            Attn:  General Counsel
                                            Fax:  212-867-0298

              If to the Buyer:              Copy to:
              ----------------              --------

              HemaSure Inc.                 Hale and Dorr
              33 Locke Drive                60 State Street
              Marlborough, MA  02872        Boston, MA  02109
              Attn:  President              Attn:  Susan W. Murley, Esq.
                                            Fax:  (617) 526-5000

Either Party may give any notice, request, demand, claim, or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the individual for whom it is intended. Either Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

     11.9 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of Denmark.

     11.10 AMENDMENTS AND WAIVERS. The Parties may mutually amend any provision of this Agreement at any time prior to the Closing with the prior authorization of their respective Boards of Directors. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each of the Parties. No waiver by either Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

     11.11 SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

     11.12 EXPENSES. Each Party shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. The Seller agrees that none of the costs and expenses (including legal fees and expenses) incurred by it in connection with this Agreement or the transactions contemplated hereby will be (a) borne by any Subsidiary or (b) paid until after the Closing.

     11.13 INCORPORATION OF EXHIBITS AND SCHEDULES. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

                                       HEMASURE INC.


                                       By:  /s/ Authorized Signatory
                                          --------------------------------

                                       Title:
                                             -----------------------------

                                       HEMAPHARM INC.


                                       By:  /s/ Authorized Signatory
                                          --------------------------------

                                       Title:
                                             -----------------------------


                                       HEMAPHARM A/S


                                       By:  /s/ Authorized Signatory
                                          --------------------------------

                                       Title:
                                             -----------------------------


                                       NOVO NORDISK A/S


                                       By:  /s/ Authorized Signatory
                                          --------------------------------

                                       Title:
                                             -----------------------------